Exhibit 99.1

West Corporation	At the company:
11808 Miracle Hills Drive	Carol Padon
Omaha, NE 68154	Investor Relations
(402) 963-1500

West Corporation Completes Purchase of

Sprint Conferencing Assets

OMAHA, Neb., June 3, 2005 /PRNewswire-FirstCall via COMTEX/ — West Corporation (Nasdaq: WSTC), a leading provider of outsourced communication solutions, today announced that InterCall Inc., a wholly owned subsidiary of West, completed its acquisition of Sprint (NYSE: FON) conferencing-related assets on June 3rd. The completion of the sale also commences West and Sprint’s strategic alliance to jointly market and sell conferencing services.

The acquisition, for a net purchase price of $207 million in cash, was first announced on May 9th, 2005. It is being funded with a combination of cash and West’s existing bank credit facility. As previously announced, West will make additional future payments to Sprint based on customer revenues.

Sprint’s conferencing business offers an integrated portfolio that supports audio, video, web and event conferencing. The business is headquartered in Overland Park, KS and services corporate clients and government entities. Sprint will continue to provide a complete portfolio of wireline and wireless services to its customers, including conferencing as part of the strategic alliance with West.

About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, and conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 28,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

About Sprint

Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multiproduct bundles. A Fortune 100 company with more than $27 billion in annual revenues in 2004, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States’ first nationwide all-digital, fiber-optic network; an award-winning Tier 1 Internet backbone; and one of the largest 100-percent digital, nationwide wireless networks in the United States. For more information, visit www.sprint.com/mr.

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